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EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEW YORK, NY
November 5, 2003
[INSERT LOGO]

IAC REPORTS Q3 2003 RESULTS

    •
    Revenue of $1.6 billion, up 36%

    •
    GAAP net income of $19 million or $0.02 per diluted share

    •
    Adjusted Net Income of $130 million or $0.17 per share, up 136%

    •
    Year-to-date net cash provided by operating activities of $1.1 billion, up from $624 million

    •
    IAC repurchased 20 million shares during the quarter and announced a new 50 million share repurchase authorization

IAC/InterActiveCorp's (NASDAQ: IACI) Q3 2003 results were led by IAC Travel, Electronic Retailing and Ticketing. IAC Travel grew revenue 60%, operating income 52% and Operating Income Before Amortization ("OIBA") 64%. Electronic Retailing's revenue growth was 17%, led by a strong performance at HSN U.S. Ticketing had a fine quarter, with operating income and OIBA up 8% and 25%, respectively.

IAC repurchased 20 million shares of IAC common stock during the quarter for total consideration of $717 million and today announced that its Board of Directors has authorized a new share repurchase program for up to 50 million shares. IAC currently has 57.7 million shares remaining in its authorizations, 7.7 million of which are from the program announced in March 2003.

For the full year 2003, IAC expects GAAP EPS in the range of $0.05 to $0.07 and Adjusted EPS in the range of $0.72 to $0.75. The business operations of the Company are expected to exceed their budgets for 2003. However, Adjusted EPS may fall short due to the unforeseen charges in Q3 described on page 4 of this release, the continued impact of the termination of Hotels.com's agreement with Travelocity, and certain other factors, including the facility closure costs at uDate we expect to incur in Q4 described on page 7 of this release.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

        Today we are providing:

GAAP EPS and Adjusted EPS	Page 1
Revenue, Operating Income and OIBA by Segment	Page 3
Certain Charges in Q3 2003 and Q3 2002	Page 4
Liquidity and Capital Resources	Page 4
Dilutive Securities	Page 5
Discussion of Financial and Operating Results	Page 6
Segment Operating Metrics	Page 9
GAAP Financial Statements	Pages 10-12
Reconciliations of GAAP to Non-GAAP Measures	Pages 13-17
IAC's Principles of Financial Reporting	Pages 18-21

SEGMENT RESULTS

        IAC reported the following segment results for the third quarter ended September 30 ($ in millions):

	Q3 2003	Q3 2002	Growth
REVENUE
IAC Travel	$734.3	$459.3	60%
Electronic Retailing	526.0	449.6	17%
Ticketing	177.6	162.2	10%
Personals	48.3	33.5	44%
Local Services	29.2	7.6	283%
Financial Services and Real Estate	24.4	—	NM
Teleservices	75.8	75.3	1%
Other	(5.2)	(2.3)	-126%

Total	$1,610.3	$1,185.2	36%

OPERATING INCOME
IAC Travel	$80.1	$52.7	52%
Electronic Retailing	34.0	(20.2)	NM
Ticketing	24.7	22.9	8%
Personals	4.4	3.7	18%
Local Services	(31.3)	(20.3)	-54%
Financial Services and Real Estate	(4.9)	—	NM
Teleservices	2.3	1.2	99%
Corporate and other	(98.4)	(23.4)	-321%

Total	$10.9	$16.6	-35%

OPERATING INCOME BEFORE AMORTIZATION
IAC Travel	$137.5	$83.9	64%
Electronic Retailing	47.5	7.7	515%
Ticketing	32.3	25.9	25%
Personals	9.8	4.8	107%
Local Services	(17.5)	(6.8)	-159%
Financial Services and Real Estate	2.9	—	NM
Teleservices	2.3	1.2	99%
Corporate and other	(23.2)	(20.8)	-11%

Total	$191.7	$95.9	100%

        The acquisitions of Interval, EPI, uDate and LendingTree closed on September 24, 2002, March 25, 2003, April 4, 2003, and August 8, 2003, respectively, and results from these companies are therefore not included in full in both periods. Revenue, operating income and OIBA growth in Q3 versus the prior year period not including the results of these businesses would have been 27%, 24% and 91%, respectively. In addition, in Q3 2002, HSN International took a pretax and after-tax charge of $31 million related to closing its operations in Italy.

        Operating income is presented on an actual basis, with no pro forma adjustments. Please see pages 14–15 for further segment detail and full reconciliations of OIBA to the comparable GAAP measure. Q3 2003 operating income for Corporate and other includes charges of $69 million for amortization of non-cash compensation expense related to IAC's mergers with its former public subsidiaries. Please see page 8 for further detail.

CERTAIN CHARGES IN Q3 2003 AND Q3 2002

        IAC had certain unforeseen charges in both the current and prior year periods. In Q3 2003:

  •
  Hotels.com wrote down its packaging software as it migrated to Expedia's packaging technology, resulting in a pretax charge of $4.2 million and an after-tax charge of $2.6 million.

  •
  TV Travel Shop had a write down related to the termination of a satellite contract, resulting in a pretax charge of $4.6 million and an after-tax charge of $3.7 million.

  •
  IAC repurchased $59 million of its 6.75% Senior Notes due 2005 during the quarter at a premium over face value, resulting in a pretax charge of $6.1 million and an after-tax charge of $3.7 million. Losses as a result of such repurchases year to date have totaled $5.2 million after tax. While these repurchases have generated losses, the repurchases are expected to generate a positive cash return.

  •
  PRC recorded a pretax charge of $2.1 million and an after-tax charge of $1.3 million related to real estate and software write-downs.

        In total, these charges resulted in a pretax charge of $17.0 million and an after-tax charge of $11.3 million.

        In Q3 2002, IAC had write-downs of certain investments including HSN's operations in Italy, which resulted in a pretax and after-tax charge of $43 million.

LIQUIDITY AND CAPITAL RESOURCES

        As of September 30, 2003, IAC had $4.5 billion in cash and marketable securities. This includes $174 million in net cash collected on behalf of clients by Ticketmaster and $475 million in combined deferred merchant bookings and deferred revenue at IAC Travel. Today, IAC acquired Hotwire for $665 million in cash plus the assumption of approximately $20 million of options and warrants.

        As of September 30, 2003, IAC had long-term debt of $1.1 billion, consisting mainly of 6.75% Senior Notes due 2005 and 7.00% Senior Notes due 2013. This does not include IAC's convertible preferred stock with a balance sheet carrying value based on the par value of $0.01 per share and a face value of $656 million. The convertible preferred is initially convertible at $33.75 (subject to downward adjustment if the price of IAC common stock is more than $35.10 at the time of conversion).

        For the nine months ended September 30, 2003, net cash provided by operating activities was $1,145 million, compared with $624 million in the prior year period. Free Cash Flow was $1,007 million, compared with $479 million in the prior year period. The increase in working capital was $486 million versus $243 million in the prior year period. The year over year increase was driven mainly by strong operating performance and increased contribution to working capital from deferred merchant bookings and deferred revenue at IAC Travel, which was $211 million versus $131 million in the prior year, and from HSN U.S. Below is a reconciliation of net cash provided by operating activities to Free Cash Flow for the nine months ended September 30 ($ in millions):

	Nine Months Ended September 30,
	2003	2002
Net Cash Provided by Operating Activities	$1,145.0	$624.1
Capital expenditures	(130.1)	(107.4)
Funding to unconsolidated subsidiaries by HSN	—	(31.3)
Tax distributions from VUE	1.4	—
Preferred dividend paid	(9.8)	(6.9)

Free Cash Flow	$1,006.5	$478.5

Please see page 18 for definitions.

DILUTIVE SECURITIES

        IAC has various tranches of dilutive securities (warrants, convertible preferred, and options), including securities initially issued by its former public subsidiaries which have been converted to IAC securities. The table below details these securities as well as potential dilution at various stock prices (amounts in millions, except average strike/conversion price):

	Shares	Avg. Strike/ Conversion		Dilution at:				As of 10/31/03
Average Share Price				$35.00	$40.00	$45.00	$50.00	$36.81
Basic Shares as of 10/31/03	711.2			711.2	711.2	711.2	711.2	711.2
RSUs	4.3			4.3	4.3	4.3	4.3	4.3
Options	102.4	$11.26		40.7	48.1	53.9	58.5	43.6
Warrants:
Issued in Vivendi deal:
Tranche 1	24.2	$27.50		5.2	7.6	9.4	10.9	6.1
Tranche 2	8.0	$32.50		0.6	1.5	2.2	2.8	0.9
Issued in 2002 Expedia deal	14.6	$35.10		0.0	1.8	3.2	4.3	0.7
Ticketmaster	4.2	$42.69		0.2	0.6	0.8	1.0	0.4
Expedia	22.7	$13.38		14.0	15.1	15.9	16.6	14.4
Hotels.com:
Tranche 1	0.3	$11.09		0.1	0.2	0.2	0.2	0.1
Performance based	3.9	set when earned		0.0	0.0	0.0	0.0	0.0
Convertible Preferred	19.4	$33.75		19.4	20.2	20.8	21.3	19.7
		(initial	)

Total Treasury Method Dilution				84.6	99.3	110.8	120.0	90.3
% Dilution				10.6%	12.3%	13.5%	14.4%	11.3%
Total Treasury Method Diluted Shares Outstanding				795.7	810.5	822.0	831.2	801.5

        IAC has outstanding approximately 4.3 million shares of restricted stock and restricted stock units ("RSUs") which vest principally over a period of two to five years, including 3.7 million RSUs issued in 2003. Ultimately we expect our RSU program to result in total dilution to GAAP and Adjusted Net Income shares of approximately 2% to 3% over the next 5 years.

        During Q3, IAC repurchased 20 million shares of IAC common stock during the quarter for total consideration of $717 million and today announced that its board of directors has authorized a new share repurchase program for up to an additional 50 million shares. IAC currently has 57.7 million shares remaining in its authorizations, 7.7 million of which are from the program announced in March 2003. IAC may purchase shares over an indefinite time, on the open market or through private transactions, depending on market conditions, share price and other factors.

        Q3 2003 weighted average shares were 726 million for GAAP EPS and 786 million for Adjusted EPS purposes. We now estimate that weighted average shares outstanding will be approximately 779 million for GAAP purposes and 802 million for Adjusted EPS purposes in Q4, approximately 646 million for GAAP purposes and 773 million for Adjusted EPS purposes for the full year 2003, and approximately 775 million for GAAP purposes and 800 million for Adjusted EPS purposes for the full year 2004. Actual shares may fluctuate based on several factors, including the timing of exercise of options and warrants, our future stock price performance and share repurchases.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

IAC TRAVEL

        IAC Travel revenue for the quarter was $734 million, an increase of 60%, compared to $459 million in the prior year period. Operating income increased 52% to $80 million from $53 million and OIBA increased 64% to $138 million from $84 million. IAC Travel gross bookings totaled $2.7 billion in Q3, an increase of 46% from the prior year period.

        Growth was driven by strong results in the worldwide merchant hotel business, packages, and the inclusion of Interval's results in 2003. Merchant hotel room nights stayed in Q3 were 7.8 million, up 58%, driven by a 205% increase in the international sites. Packages revenue was up 76% to $88 million from $50 million. Interval, whose results were partially included in the prior year period, contributed 8% of revenue, 14% of operating income and 13% of OIBA at IAC Travel in the quarter. During Q3, TV Travel Shop had a write-down related to the termination of a satellite contract, resulting in a pretax charge of $4.6 million and an after-tax charge of $3.7 million. Operationally, TV Travel Shop has been disappointing and has not achieved its budgeted results since its acquisition by IAC. In mid-2003, we transferred the responsibility for TV Travel Shop to our Expedia management team in an effort to identify operating synergies and to maximize the potential of this business.

        Growth of the domestic merchant hotel business was somewhat impacted in Q3 by the termination of the Hotels.com agreement with Travelocity. We expect this will have a continuing impact in Q4. However, we expect that the long-term benefits of this event will outweigh the near-term negative impact. Expedia's WWTE subsidiary has begun powering packaged vacations on Hotels.com, which has shown positive initial results. The merchant hotel business continues to be a key growth driver for IAC Travel both domestically and internationally.

        We also believe that IAC Travel will benefit in future periods from the acquisitions of Hotwire and Anyway.com. Hotwire focuses on "opaque' travel targeted at value-conscious consumers, which we expect will complement our current travel offerings. We believe that Anyway.com, a leading French online travel site, will further enhance our international growth potential.

ELECTRONIC RETAILING

        Electronic Retailing revenue increased 17% to $526 million from $450 million in the prior year period, operating income was $34 million versus a loss of $20 million in the prior year period and OIBA increased 515% to $48 million from $8 million. Impacting the prior year period was a $31 million charge at HSN International related to closing its operations in Italy.

        HSN U.S. continued its positive momentum with double-digit sales increases in each of its key lines of business. Revenue increased by 14% to $423 million from $371 million, operating income increased 112% to $32 million from $15 million and OIBA increased 13% to $46 million from

$40 million. This July was HSN's best ever, driven by the company's 26th anniversary celebration and the launch of America's Store on DirectTV on July 1st. HSN.com grew revenues 46% over the prior year period and 8% over Q2, driven by a significant increase in unique visitors, accounting for 14% of HSN U.S. sales versus 11% in the prior year period. In September, HSN.com launched a new technology platform designed for better integration with suppliers, and designed to offer customers an even better assortment of products while within the HSN.com shopping experience.

        HSN International revenue increased 31% to $103 from $79 million, driven in part by favorable exchange rates. HSN Germany's revenue was approximately flat on a year over year Euro-equivalent basis, although sales trends in Q4 are initially encouraging. HSN Germany continues to grow its online business, with sales up 82% over last year and accounting for 6% of Q3 sales versus 4% in the prior year period. Euvia's Neun Live continues to contribute strongly to HSN International results, despite increased competition in its market.

TICKETING

        Ticketing revenue increased 10% to $178 million from $162 million in the prior year period, driven by a 7% increase in revenue per ticket and a 4% increase in the number of tickets sold. Ticket sales benefited from strong concert sales for Simon & Garfunkel, John Mayer, The Eagles, Shania Twain and Bruce Springsteen. Sales in Canada also grew faster than anticipated.

        Operating income increased 8% to $25 million from $23 million. OIBA increased 25% to $32 million from $26 million in the prior year period, fueled by higher revenue and significant growth in the percentage of online ticket sales, which is approximately 50% worldwide, offset in part by higher client royalties, an increase in the cost of servicing international markets and higher credit card fees. Operating income growth lagged OIBA due to higher intangibles amortization resulting from the step-up in book value in connection with the Ticketmaster merger.

        During Q3, Ticketmaster conducted its first primary market ticket auction for a major music artist with Sting's October performance at the Hammerstein Ballroom in New York. Ticketmaster also introduced its TeamExchange to the NFL with the New York Giants, a team-sanctioned online forum for season ticket holders to sell unused tickets to other fans, opening up some of the team's best and never before available tickets. ticketFast, Ticketmaster's print at home ticketing service, was installed in its first European venue, London's Saatchi Gallery.

PERSONALS

        Personals revenue increased 44% to $48 million from $34 million in the prior year period, operating income increased 18% to $4.4 million from $3.7 million and OIBA increased 107% to $9.8 million from $4.8 million. uDate accounted for 15% of revenue in the quarter.

        Paid subscribers at the end of Q3 increased 39% to 910 thousand from 653 thousand in the prior year period. Excluding the results of uDate, paid subscribers would have grown 22%. This growth was mainly the result of the re-launch of Match.com's website, growth in the international business, and various promotional activities, including an online and offline affiliation with CBS's "Cupid". Match.com is continuing its strategy of focusing on key international markets and has established 4 representative offices in Europe to meet the market uniqueness of online personals in certain international areas. As a result of new product innovations and the Company's adoption of a lower price strategy, the Company expects a continued increase in paid subscribers during Q4. In addition, as part of the integration of uDate, we expect to take a write down related to facility closure costs at the company's Derby, UK facility in Q4 which will result in a pretax and after-tax charge of approximately $2 million.

        During Q3, Match.com entered into a new, more integrated partnership with Microsoft and extended the term of its long-standing strategic alliance with America Online and will therefore continue to provide personals services through the Love@AOL and MSN Dating & Personals channels. The Company also expanded its international reach, including the launch of partnerships with RTL and T-Online in Germany. In October, the Company announced the launch of two new service offerings designed to broaden the product offering to users: SpeedMatching.com and Match.com Advisors. SpeedMatching will offer events for singles across the United States and in London. Through the Match.com Advisors offering, users of the Match.com service will have access to the only expert advice network to be offered by a leading online dating service.

LOCAL SERVICES

        For the quarter, Local Services revenue increased 283% to $29 million from $8 million, operating income decreased to a loss of $31 million from a loss of $20 million and OIBA decreased to a loss of $18 million from a loss of $7 million. The year over year declines are mainly a result of the inclusion of EPI in this quarter's results. EPI is a very seasonal business and sells the majority of its Entertainment book product in Q4 and incurs the majority of its printing and fulfillment costs in Q3. Excluding the results of EPI, revenue decreased by 15%, operating income increased by 5% and OIBA was flat.

        In the third quarter, EPI re-launched its entertainment.com website. EPI also introduced improved e-fundraising tools that enable students and community group volunteers to send emails to out-of-town family and friends who can purchase Sally Foster gift wrap products and Entertainment® Books online in support of their fundraising efforts.

        In Q3, Citysearch continued its selling efforts around its Pay for Performance ("PFP") product, adding more than 5,500 locations. Citysearch now has in excess of 20,000 paying locations active in its system. As part of its focus on PFP, Citysearch has exited its local web hosting business, outsourcing that function to a strategic partner. This contributed to a decline of Citysearch revenue year over year as the new PFP business is building momentum. The company also aggressively expanded its content efforts across key categories such as Restaurants, Bars, and Hotels in 23 cities, including Detroit, Baltimore, and Las Vegas.

FINANCIAL SERVICES & REAL ESTATE

        For the partial quarter following the closing of the LendingTree acquisition on August 8, 2003, Financial Services & Real Estate revenue was $24 million, operating income was a loss of $5 million, and OIBA was $3 million. Results at LendingTree were primarily driven by strong results in its mortgage and real estate products. Operating income growth lagged OIBA substantially due to higher intangibles amortization resulting from the step-up in book value in connection with the LendingTree merger.

        The value of closed loan transactions exceeded $10 billion in the full quarter for the first time ever. Closed real estate transactions in the full quarter were nearly $560 million. We anticipate that Q4 revenue for LendingTree will be affected by a decline in refinancing volume, following the recent period of record refinancing volume, as well as the normal seasonality of Q4. Q4 is typically weak for the mortgage and real estate businesses, and LendingTree's margins are also seasonally impacted in Q4 as the company tends to invest in advertising in advance of Q1. We expect that growth in purchase mortgages, home equity loans, and real estate transactions through LendingTree, plus those generated through the pending GetSmart acquisition, will contribute an increasing share of Financial Services & Real Estate revenue.

CORPORATE AND OTHER

        Corporate and other expenses in Q3 impacted operating income by $98 million versus $23 million in the prior year and OIBA by $23 million versus $21 million in the prior year period. The significant increase in corporate expense is related primarily to non-cash compensation of $69 million which was recorded in connection with IAC's mergers with its formerly publicly traded subsidiaries, which were completed in 2003. We expect to have capital expenditures in the range of $300 to $350 million for the full year 2004.

TAX RATE

        In Q3, IAC had a tax rate of 30% for purposes of calculating net income from continuing operations and 36% for purposes of calculating Adjusted Net Income. IAC expects a tax rate of approximately 39% for purposes of calculating both net income and Adjusted Net Income for the full year 2004 as 2003 reflects the reversal of certain tax accruals.

SEGMENT OPERATING METRICS

IAC TRAVEL			Q3 2003	Q3 2002	Growth
Gross Bookings (mm):
Domestic			$2,316	$1,629	42%
International			388	223	74%

Total			$2,704	$1,852	46%
Net Revenue (mm):	(a	)
Domestic			$396	$237	67%
International			61	29	109%

Total			$457	$266	72%
Packages revenue (mm)			$88	$50	76%
Number of transactions (mm)			7.3	5.2	40%
INTERVAL:
Members (000s)			1,578	1,471	7%
Exchange confirmations (000s)			190	167	14%
Share of confirmations online			15.7%	9.6%
HSN—U.S. (Households as of end of period)
Units Shipped (mm)			9.8	9.3	5%
Gross Profit %			37.7%	38.1%
Return Rate			17.5%	18.4%
Average price point			$47.50	$43.65	9%
Product mix:
Home Hard Goods			26%	23%
Home Fashions			16%	15%
Jewelry			23%	25%
Health/Beauty			26%	22%
Apparel/Accessories			9%	15%
HSN total homes (mm)			79.7	77.8	2%
HSN FTEs (mm)			70.2	67.8	4%
HSN.com % of Sales			14%	11%
TICKETING
Number of tickets sold (mm)			23.8	22.8	4%
Gross value of tickets sold (mm)			$1,148	$1,041	10%
PERSONALS
Paid Subscribers (000s)			909.9	653.2	39%
FINANCIAL SERVICES & REAL ESTATE
Loan/Real Estate Requests transmitted:
Number (000s)			621.3	570.6	9%
Volume of Requests (bn)			$56.1	$60.6	-8%
Transactions closed in Quarter:
Number			90.7	90.6	0%
Volume of Transactions Closed (bn)			$10.6	$6.1	75%
Transmit Rate			63.6%	62.0%
Static Pool Close Rate	(b	)	14.0%	16.1%
Number of Lenders			223	189	18%
Number of Realty Agencies			675	647	4%

Note: rounding differences may exist.

(a)
Represents revenue as if Hotels.com gross bookings were presented on a net basis.

(b)
The static pool close rate includes loans and real estate transactions. Prior to 2003, the static pool close rate only included loan transactions. The static pool close rate for loans incorporates the average time lag between the submission of a loan request (a "QF") and the closure of a loan. It represents the closure rate of approved QFs from a static pool of requests submitted in the most recent quarter with a complete closure cycle. A static pool is considered to have a complete closure cycle after 120 days from the month in which a mortgage QF was submitted, 90 days after a home equity QF was submitted, 60 days after an auto or personal QF was submitted, and less than 30 days after a credit card QF was submitted. The static pool closing cycle for a real estate referral is 180 days from the month in which a real estate referral was submitted.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited; $ in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Product sales	$548,679	$449,324	$1,644,100	$1,358,438
Service revenue	1,061,591	735,832	2,879,415	1,892,447

Net revenue	1,610,270	1,185,156	4,523,515	3,250,885
Cost of sales-product sales	320,632	275,604	958,632	856,830
Cost of sales-service revenue	562,943	430,461	1,551,481	1,128,170

Gross profit	726,695	479,091	2,013,402	1,265,885
Selling and marketing	253,335	155,833	668,689	454,873
General and administrative	185,741	115,406	508,710	280,315
Other	27,933	21,265	87,147	57,737
Cable distribution fees	16,749	12,615	45,538	38,679
Amortization of non-cash distribution and marketing expense	21,470	10,416	44,685	27,485
Amortization of non-cash compensation expense	81,552	2,930	106,194	10,002
Amortization of intangibles	76,890	62,944	184,604	113,921
Depreciation	50,514	46,670	134,373	124,453
Restructuring costs	708	31,411	383	54,345
Goodwill impairment	—	—	—	22,247
Merger costs	940	2,976	11,465	2,976

Operating profit	10,863	16,625	221,614	78,852
Other income (expense):
Interest income	46,175	38,231	130,531	73,381
Interest expense	(20,641)	(10,052)	(67,259)	(31,322)
Equity gains (losses) in VUE	12,157	(2,739)	(226,861)	(2,739)
Equity in losses in unconsolidated subsidiaries and other expenses	(4,849)	(15,417)	(6,899)	(131,279)

Total other expense, net	32,842	10,023	(170,488)	(91,959)

Earnings (loss) from continuing operations before income taxes and minority interest	43,705	26,648	51,126	(13,107)
Income tax benefit (expense)	(13,116)	(36,052)	(10,625)	(75,498)
Minority interest	(8,261)	(17,235)	(62,403)	(29,305)

Earnings (loss) from continuing operations before cumulative effect of accounting change	22,328	(26,639)	(21,902)	(117,910)
Gain on contribution of of USA Entertainment to VUE, net of tax	—	—	—	2,378,311
Discontinued operations, net of tax	(348)	(6,725)	33,280	5,975

Earnings (loss) before cumulative effect of accounting change	21,980	(33,364)	11,378	2,266,376
Cumulative effect of accounting change, net of tax	—	—	—	(461,389)

Earnings (loss) before preferred dividend	21,980	(33,364)	11,378	1,804,987
Preferred dividend	(3,264)	(3,264)	(9,792)	(8,495)

Net income/(loss)	$18,716	$(36,628)	$1,586	$1,796,492

Income (loss) per share:
Basic earnings (loss) per share from continuing operations	$0.03	$(0.07)	$(0.06)	$(0.30)
Diluted earnings (loss) per share from continuing operations	$0.02	$(0.07)	$(0.07)	$(0.31)
Basic earnings (loss) per share before cumulative effect of accounting change	$0.03	$(0.08)	$0.00	$5.39
Diluted earnings (loss) per share before cumulative effect of accounting change	$0.02	$(0.08)	$(0.01)	$5.38
Basic earnings (loss) per share	$0.03	$(0.08)	$0.00	$4.29
Diluted earnings (loss) per share	$0.02	$(0.08)	$(0.01)	$4.28

IAC CONSOLIDATED BALANCE SHEET
(unaudited; $ in thousands)

	September 30, 2003	December 31, 2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,418,435	$3,077,410
Restricted cash equivalents	39,367	40,696
Marketable securities	2,059,723	849,762
Accounts and notes receivable	392,068	308,377
Inventories, net	258,173	192,751
Deferred tax assets	69,013	2,007
Other current assets, net	138,604	145,059
Current assets of discontinued operations	891	8,079

Total current assets	5,376,274	4,624,141
Property, Plant and Equipment
Computer and broadcast equipment	622,450	542,998
Buildings and leasehold improvements	149,042	141,063
Furniture and other equipment	153,670	137,388
Land	18,381	15,802
Projects in progress	37,578	20,487

	981,121	857,738
Less accumulated depreciation and amortization	(537,523)	(427,491)

Total property, plant and equipment, net	443,598	430,247
Goodwill	10,785,058	5,997,842
Intangible assets, net	2,041,661	1,258,070
Long-term investments	1,411,543	1,582,182
Preferred interest exchangeable for common stock	1,428,530	1,428,530
Cable distribution fees, net	137,452	167,249
Note receivables and advances, net of current portion	12,939	19,090
Deferred charges and other, net	110,156	140,816
Non-current assets of discontinued operations	410	10,825

TOTAL ASSETS	$21,747,621	$15,658,992

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations	$1,295	$24,957
Accounts payable, trade	704,912	478,043
Accounts payable, client accounts	221,622	131,348
Cable distribution fees payable, net	38,265	39,107
Deferred merchant bookings	277,138	149,348
Deferred revenue	195,701	128,580
Income tax payable	119,605	177,019
Other accrued liabilities	488,412	401,510
Current liabilities of discontinued operations	16,509	24,713

Total current liabilities	2,063,459	1,554,625
Long term obligations, net of current maturities	1,123,822	1,211,145
Other Long-Term Liabilities	85,577	77,843
Deferred income taxes	2,225,585	2,374,112
Minority Interest	90,461	1,081,274
Common Stock Exchangeable For Preferred Interest	1,428,530	1,428,530
SHAREHOLDERS' EQUITY
Preferred stock	131	131
Common stock	6,452	3,852
Class B convertible common stock	646	646
Additional paid-in capital and unearned compensation	13,517,610	5,941,141
Retained earnings	2,124,197	2,122,611
Accumulated other comprehensive income	29,989	15,697
Treasury stock	(943,840)	(147,617)
Note receivable from key executive for common stock issuance	(4,998)	(4,998)

Total shareholders' equity	14,730,187	7,931,463

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$21,747,621	$15,658,992

IAC STATEMENT OF CASH FLOWS
(unaudited; $ in thousands)

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Loss from continuing operations before cumulative effect of accounting change	$(21,902)	$(117,910)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	318,977	238,374
Goodwill impairment	—	22,247
Amortization of non-cash distribution and marketing	44,685	27,485
Amortization of non-cash compensation expense	106,194	10,002
Cable distribution fees	45,538	38,679
Amortization of deferred financing costs	1,850	805
Deferred income taxes	(79,077)	9,259
Loss on retirement of bonds	8,639	1,970
Gain on sale of investments	(3,582)	—
Equity in losses of unconsolidated affiliates	224,287	132,807
Non-cash interest income	(27,022)	(13,538)
Minority interest	62,403	29,305
Non-cash restructuring charge	—	36,908
Increase in cable distribution fees	(21,898)	(34,874)
Changes in current assets and liabilities:
Accounts receivable	(25,313)	73,778
Inventories	(48,413)	(12,982)
Accounts payable and accrued liabilities	307,700	24,749
Deferred revenue	88,887	21,854
Deferred merchant bookings	127,790	72,073
Cash collected on behalf of clients, net	63,201	44,879
Other, net	(27,921)	18,246

Net Cash Provided By Operating Activities	1,145,023	624,116
Cash flows from investing activities:
Acquisitions and deal costs, net of cash acquired	(358,842)	(551,570)
Capital expenditures	(130,137)	(107,404)
Recoupment of advance to Universal	—	39,422
Purchase of marketable securities, net of redemptions and other	(1,223,313)	(2,337,364)
Proceeds from VUE transaction	—	1,618,710
Proceeds from sale of broadcast stations	—	589,625

Net Cash Used in Investing Activities	(1,712,292)	(748,581)
Cash flows from financing activities:
Borrowings	—	22,972
Principal payments on long-term obligations	(27,314)	(23,624)
Purchase of treasury stock by IAC and subsidiaries	(895,270)	(5,453)
Payment of mandatory tax distribution to LLC partners	—	(154,083)
Repurchase of bonds	(101,379)	(39,451)
Purchase of Vivendi warrants	(407,398)	—
Tax withholding payments on retired Expedia warrants	(32,508)	—
Proceeds from sale of subsidiary stock, including stock options	57,358	57,179
Proceeds from issuance of common stock and LLC shares	1,391,656	128,705
Preferred dividend	(9,792)	(6,922)
Other, net	3,339	(291)

Net Cash Used In Financing Activities	(21,308)	(20,968)
Net Cash Used In Discontinued Operations	(82,992)	(165,379)
Effect of exchange rate changes on cash and cash equivalents	12,594	7,848

Net Decrease In Cash and Cash Equivalents	(658,975)	(302,964)
Cash and cash equivalents at beginning of period	3,077,410	978,377

Cash And Cash Equivalents at End of Period	$2,418,435	$675,413

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS—Q3 AND YTD
(unaudited; in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Diluted earnings (loss) per share (a)	$0.02	$(0.08)	$(0.01)	$4.28
GAAP diluted weighted average shares outstanding	725,655	448,383	564,087	418,559
Net income/(loss)	$18,716	$(36,628)	$1,586	$1,796,492
Amortization of non-cash distribution and marketing	21,470	10,416	44,685	27,485
Amortization of non-cash compensation	81,552	2,930	106,194	10,002
Amortization of intangibles	76,890	62,944	184,604	113,921
Goodwill impairment (b)	—	—	—	22,247
Merger costs (c)	940	2,976	11,465	2,976
Gain on contribution of of USA Entertainment to VUE, net of tax	—	—	—	(2,378,311)
Discontinued operations, net of tax (d)	348	6,725	(33,280)	(5,975)
Cumulative effect of accounting change	—	—	—	461,389
Equity (income) loss from 5.44% common interest in VUE (e)	(12,157)	2,739	226,861	2,739
Impact of pro forma adjustments, income taxes and minority interest (f)	(58,116)	(4,612)	(160,104)	8,237
Add back of preferred dividend	—	—	9,792	—

Adjusted Net Income	$129,643	$47,490	$391,803	$61,202

Adjusted EPS weighted average shares outstanding	785,557	688,030	763,374	693,504
Adjusted EPS	$0.17	$0.07	$0.51	$0.09

GAAP Basic weighted average shares outstanding	667,770	448,383	564,087	418,559
Options, warrants and restricted stock, treasury method	57,885	—	—	—
Conversion of preferred shares to common (if applicable)	—	—	—	—

GAAP Diluted weighted average shares outstanding	725,655	448,383	564,087	418,559
Pro forma adjustments	57,049	219,217	139,556	250,139
Options, warrants and restricted shares, treasury method not inc'd in diluted shares above	—	20,161	37,521	24,590
Expedia convertible preferred; add'l restricted shares for adjusted EPS	2,853	269	22,210	216

Adjusted EPS shares outstanding (g)	785,557	688,030	763,374	693,504

Please see page 17 for footnotes and pages 18-20 for definitions and discussion of non-GAAP measures.

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP—Q3
(unaudited; $ in millions)

	Q3 2002
	Revenue	Operating expenses, ex D&A, merger costs	Depreciation	Cable distribution fees	Operating Income before Amortization	Amortization of non-cash items	Merger costs (c)	Pro Forma Adjustments (f)	Operating Income
IAC Travel	459.3	(369.4)	(5.9)	—	83.9	(29.7)	(1.6)	—	52.7
Electronic Retailing:
HSN U.S. (h)	370.9	(304.2)	(13.6)	(12.6)	40.4	(25.1)	—	—	15.3
HSN International (i)	78.7	(108.9)	(2.6)	—	(32.7)	(2.8)	—	—	(35.5)

Total Electronic Retailing	449.6	(413.1)	(16.2)	(12.6)	7.7	(27.9)	—	—	(20.2)
Ticketing	162.2	(128.6)	(7.6)	—	25.9	(3.0)	—	—	22.9
Personals	33.5	(26.6)	(2.2)	—	4.8	(1.0)	—	—	3.7
Local Services	7.6	(12.7)	(1.7)	—	(6.8)	(12.1)	(1.4)	—	(20.3)
Teleservices	75.3	(64.5)	(9.6)	—	1.2	—	—	—	1.2
Interactive Development	—	(0.6)	—	—	(0.6)	(1.1)	—	—	(1.7)
Corporate expense and other adjustments	—	(11.8)	(3.4)	—	(15.2)	(1.5)	—	—	(16.7)
Disengagement expenses (k)	—	(4.7)	—	—	(4.7)	—	—	—	(4.7)
Intersegment Elimination	(2.3)	2.0	—	—	(0.3)	(0.0)	—	—	(0.3)

TOTAL	$1,185.2	$(1,030.0)	$(46.7)	$(12.6)	$95.9	$(76.3)	$(3.0)	$—	$16.6

						Other income, net			10.0

						Earnings (loss) from continuing operations before income taxes and minority interest			26.6
						Income tax benefit (expense)			(36.1)
						Minority interest			(17.2)

						Earnings (loss) from continuing operations			(26.6)
						Discontinued operations			(6.7)

						Earnings (loss) before preferred dividend			(33.4)
						Preferred dividend			(3.3)

						Net income (loss)			$(36.6)

	Q3 2003
	Revenue	Operating expenses, ex D&A, merger costs	Depreciation	Cable distribution fees	Operating Income before Amortization	Amortization of non-cash items	Merger costs (c)	Pro Forma Adjustments (f)	Operating Income
IAC Travel	734.3	(581.3)	(15.5)	—	137.5	(56.5)	(0.9)	—	80.1
Electronic Retailing:
HSN U.S. (h)	423.0	(349.8)	(10.9)	(16.7)	45.6	(13.2)	—	—	32.4
HSN International	103.0	(98.3)	(2.7)	(0.1)	1.9	(0.3)	—	—	1.6

Total Electronic Retailing	526.0	(448.2)	(13.6)	(16.7)	47.5	(13.6)	—	—	34.0
Ticketing	177.6	(138.0)	(7.2)	—	32.3	(7.7)	—	—	24.7
Personals	48.3	(34.8)	(3.7)	—	9.8	(5.4)	—	—	4.4
Local Services	29.2	(44.9)	(1.7)	—	(17.5)	(13.8)	—	—	(31.3)
Financial Services and Real Estate	24.4	(21.1)	(0.4)	—	2.9	(7.8)	—	—	(4.9)
Teleservices	75.8	(66.3)	(7.2)	—	2.3	—	—	—	2.3
Interactive Development	—	(0.8)	—	—	(0.8)	—	—	—	(0.8)
Corporate expense and other adjustments	—	(16.4)	(1.2)	—	(17.6)	(75.2)	—	—	(92.8)
Disengagement expenses (k)	—	(4.8)	—	—	(4.8)	—	—		(4.8)
Intersegment Elimination	(5.2)	5.2	—	—	—	—	—	—	—

TOTAL	$1,610.3	$(1,351.3)	$(50.5)	$(16.7)	$191.7	$(179.9)	$(0.9)	$—	$10.9

						Other income, net			32.8

						Earnings (loss) from continuing operations before income taxes and minority interest			43.7
						Income tax benefit (expense)			(13.1)
						Minority interest			(8.3)

						Earnings (loss) from continuing operations			22.3
						Discontinued operations			(0.3)

						Earnings (loss) before preferred dividend			22.0
						Preferred dividend			(3.3)

						Net income (loss)			$18.7

Please see page 17 for footnotes and pages 18-20 for definitions and discussion of non-GAAP measures.

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP—YTD
(unaudited; $ in millions)

	YTD 2002
	Revenue	Operating expenses, ex D&A, merger costs	Depreciation	Cable distribution fees	Operating Income before Amortization	Amortization of non-cash items	Merger costs (c)	Pro Forma Adjustments (f)	Operating Income
IAC Travel	1,120.1	(894.9)	(16.5)	—	208.7	(71.0)	(1.6)	(7.7)	128.5
Electronic Retailing:
HSN U.S. (h)	1,141.6	(956.2)	(39.2)	(37.4)	108.8	(25.4)	—	—	83.3
HSN International (i)	214.6	(270.3)	(5.1)	(1.3)	(62.1)	(2.8)	—	—	(64.9)

Total Electronic Retailing	1,356.2	(1,226.5)	(44.3)	(38.7)	46.7	(28.2)	—	—	18.5
Ticketing	491.0	(384.8)	(21.5)	—	84.6	(8.4)	—	—	76.2
Personals	88.6	(65.1)	(5.4)	—	18.1	(4.7)	—	—	13.3
Local Services	22.5	(41.2)	(5.9)	—	(24.6)	(36.3)	(1.4)	—	(62.3)
Teleservices (j)	216.2	(197.5)	(26.6)	—	(7.9)	(22.2)	—	—	(30.1)
Interactive Development	—	(1.5)	—	—	(1.5)	(1.8)	—	—	(3.2)
Corporate expense and other adjustments	—	(31.1)	(5.7)	—	(36.8)	(5.1)	—	—	(41.9)
Disengagement expenses (k)	—	(22.4)	—	—	(22.4)	—	—	—	(22.4)
Intersegment Elimination	(8.3)	6.5	—	—	(1.8)	4.1	—	—	2.3

TOTAL	$3,286.4	$(2,858.6)	$(125.9)	$(38.7)	$263.2	$(173.7)	$(3.0)	$(7.7)	$78.9

						Other income, net			(92.0)

						Earnings (loss) from continuing operations before income taxes and minority interest			(13.1)
						Income tax benefit (expense)			(75.5)
						Minority interest			(29.3)

						Earnings (loss) from continuing operations			(117.9)
						Gain on contribution of of USA Entertainment to VUE			2,378.3
						Discontinued operations			6.0

						Earnings (loss) before cumulative effect of acct. change			2,266.4
						Cumulative effect of accounting change, net of tax			(461.4)

						Earnings (loss) before preferred dividend			1,805.0
						Preferred dividend			(8.5)

						Net income (loss)			$1,796.5

	YTD 2003
	Revenue	Operating expenses, ex D&A, merger costs	Depreciation	Cable distribution fees	Operating Income before Amortization	Amortization of non-cash items	Merger costs (c)	Pro Forma Adjustments (f)	Operating Income
IAC Travel	1,932.8	(1,524.6)	(34.6)	—	373.6	(123.6)	(11.4)	—	238.7
Electronic Retailing:
HSN U.S. (h)	1,242.3	(1,037.6)	(33.9)	(45.4)	125.5	(37.6)	—	—	87.9
HSN International	341.0	(309.1)	(8.2)	(0.1)	23.7	(1.0)	—	—	22.7

Total Electronic Retailing	1,583.3	(1,346.6)	(42.0)	(45.5)	149.1	(38.6)	—	—	110.6
Ticketing	560.2	(428.1)	(22.2)	—	109.9	(22.6)	(0.1)	—	87.2
Personals	137.4	(105.9)	(8.7)	—	22.7	(10.1)	—	—	12.7
Local Services	82.8	(107.4)	(4.0)	—	(28.6)	(41.3)	—	—	(69.9)
Financial Services and Real Estate	24.4	(21.1)	(0.4)	—	2.9	(7.8)	—	—	(4.9)
Teleservices	216.1	(191.8)	(18.4)	—	5.9	—	—	—	5.9
Interactive Development	—	(3.0)	—	—	(3.0)	(2.1)	—	—	(5.1)
Corporate expense and other adjustments	—	(44.9)	(4.1)	—	(49.1)	(89.4)	—	—	(138.5)
Disengagement expenses (k)	—	(14.2)	—	—	(14.2)	—	—	—	(14.2)
Intersegment Elimination	(13.4)	12.6	—	—	(0.8)	—	—	—	(0.8)

TOTAL	$4,523.5	$(3,775.0)	$(134.4)	$(45.5)	$568.6	$(335.5)	$(11.5)	$—	$221.6

						Other income, net			(170.5)

						Earnings (loss) from continuing operations before income taxes and minority interest			51.1
						Income tax benefit (expense)			(10.6)
						Minority interest			(62.4)

						Earnings (loss) from continuing operations			(21.9)
						Discontinued operations			33.3

						Earnings (loss) before preferred dividend			11.4
						Preferred dividend			(9.8)

						Net income (loss)			$1.6

Please see page 17 for footnotes and pages 18-20 for definitions and discussion of non-GAAP measures.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS—FY 2003
(unaudited; $ in millions except per share amounts)

        We currently expect GAAP EPS in the range of $0.05 and $0.07 and Adjusted EPS in the range of $0.72 to $0.75 for the full year 2003. The below reconciliation is for purposes of reconciliation only and represents the high end of the range of our current forecast.

			2003
Diluted EPS	(a	)	$0.07

GAAP diluted weighted average shares outstanding			646
Adjusted Net Income calculation:
Net income			$53
Amortization of non-cash items and intangibles			529
Equity (income) / loss from 5.44% common interest in VUE			227
Impact of income taxes, minority interest, pro forma adjustments and other			(243)
Add back of preferred dividend			13

Adjusted Net Income			$579

Adjusted EPS shares outstanding			773

Adjusted EPS			$0.75

Shares outstanding calculation:
Basic shares outstanding			601
Treasury method options, warrants and restricted stock			45

Diluted shares outstanding			646
Expedia convertible preferred; additional restricted shares for calculating Adjusted EPS	(g	)	23
Pro forma adjustments			104

Adjusted EPS shares outstanding			773

Please see page 17 for footnotes and pages 18-20 for definitions and discussion of non-GAAP measures.

FOOTNOTES

(a)
Diluted net income for GAAP EPS purposes is impacted by a charge related to dilutive securities of $1.0 million in Q3 and $6.2 million for the nine months ended September 30, 2003 as well as the full year 2003. The amount represents dilutive options and warrants outstanding at subsidiary companies in excess of basic shares held by minority interests. The amount will decrease in Q4 and beyond due to the mergers with Ticketmaster, Expedia and Hotels.com.

(b)
Goodwill impairment in Q2 2002 related to contingent purchase consideration incurred by PRC.

(c)
Merger costs incurred by Expedia, Hotels.com and Ticketmaster for investment banking, legal and accounting fees were related directly to the mergers and are treated as non-recurring for calculating Operating Income before Amortization and Adjusted Net Income. These costs were incurred solely in relation to the mergers, but may not be capitalized since Expedia, Hotels.com and Ticketmaster were considered the targets in the transaction for accounting purposes. These costs do not directly benefit operations in any manner, would not normally be recorded by IAC if not for the fact it already consolidated these entities, and are all related to the same transaction, as IAC simultaneously announced its intention to commence its exchange offer for the companies in 2002. The majority of costs are for advisory services provided by investment bankers, and the amounts incurred in 2003 were pursuant to the same fee letters entered into by each company in 2002. Given these factors, IAC believes it is appropriate to consider these costs as one-time. Operating Income before Amortization by segment is presented before one-time items.

(d)
Discontinued operations consisted of USA Entertainment in 2002, and Avaltus and ECS/Styleclick in 2002 and 2003.

(e)
During the Q1 2003, IAC received the audited financial statements of VUE for the year ended December 31, 2002, which disclosed that VUE recorded an impairment charge for goodwill and intangible assets and other long-lived assets of $4.5 billion in the period May 7, 2002 to December 31, 2002 based upon VUE management's review of the estimated fair value of VUE as of December 31, 2002. Because of delays in VUE's financial reporting, IAC records its 5.44% proportionate share of the results of VUE on a one-quarter lag. The Q2 2003 charge taken by IAC was approximately $245 million, before a tax benefit of $96 million. IAC holds preferred and common interests in VUE. IAC believes the action taken by Vivendi Universal does not affect the value of IAC's preferred interests in VUE, which are senior to the common interests in VUE, and the terminal value of which, pursuant to the VUE agreements, do not vary based on the value of VUE's businesses. IAC's 5.44% common interest is generally subject to a call right of Universal Studios beginning in 2007, and a put right of IAC beginning in 2010, in both cases based generally on private market values at the time. The VUE agreements provide that a call or put would be valued at private market valuations. While a private market value of VUE in today's environment would likely yield a value for IAC's common interests below IAC's initial carrying value, as market valuations of media assets have declined since the close of the VUE transaction, IAC continues to believe that the value of its common interests in VUE is attainable over the long-term and that the impairment charge recorded by VUE does not necessarily indicate an impairment in the value of the assets on a long-term basis, but that simply IAC must apply the conventions of US GAAP and record its proportionate share of the results of VUE as prepared by VUE management.

(f)
Pro forma adjustments represent the impact of the merger with Ticketmaster, which closed January 17, 2003, the merger with Hotels.com, which closed June 23, 2003, and the merger with Expedia which closed August 8, 2003. Pro forma adjustments to 2002 also represent the impact of IAC's initial acquisition of a majority stake in Expedia which occurred in February 2002, the contribution of USA Entertainment to VUE which occurred in May 2002, the roll-up of USANi LLC which occurred in conjunction with the Vivendi transaction and the roll-up of Home Shopping Network, Inc., which occurred in June 2002. Also included is the impact of these transactions on shares outstanding. Revenue and OIBA by segment for 2002 are presented pro forma for the initial Expedia transaction. Operating income is presented on an actual basis.

(g)
For Adjusted EPS purposes, the impact of RSUs is based on the weighted average amount of RSUs outstanding, as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis.

(h)
HSN U.S. includes results from IDL, which was previously included in HSN International. HSN U.S. revenue is shown net of disengagement related sales rebates.

(i)
HSN International includes charges in Q3 2002 related to the shut-down of HSN's operations in Italy of $31.4 million and in Q2 2002 related to the shut-down of HSN's Spanish language service of $17.8 million.

(j)
Teleservices includes charges of $9.3 million in Q2 2002 related principally to the closure of certain of PRC's call centers as well as $22.2 million of goodwill impairment.

(k)
Disengagement expenses relate to incremental costs in the disengagement markets to obtain carriage lost due to disengagement and marketing activities primarily to inform viewers of new channel positioning for the HSN service.

IAC'S PRINCIPLES OF FINANCIAL REPORTING

        IAC reports Operating Income before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures, among other things, are the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We provide and encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we discuss below. It may seem that we have more adjusting items in our reconciliations than other companies. This is mainly because, in our short history, our businesses have changed significantly and we have been very acquisitive in nature. We endeavor to be as plain spoken as possible in explaining these adjustments.

Definitions of IAC's Non-GAAP Measures

        Operating Income Before Amortization ("OIBA") is defined as operating income plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions and (4) one-time items. See below for explanations of these adjustments. We believe this measure is useful to investors because it represents the consolidated operating results from IAC's segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. OIBA has certain limitations in that it does not take into account the impact to IAC's income statement of certain expenses, including non-cash compensation associated with IAC's employees, non-cash payments to partners, and acquisition-related accounting.

        Adjusted Net Income generally captures all income statement items that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders plus: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions, (4) equity income or loss from IAC's 5.44% interest in VUE, and (5) one-time items, net of related tax and minority interest. We believe Adjusted Net Income is useful to investors because it represents the IAC's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

        Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to restricted stock/share units ("RSU") in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, the IAC's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as OIBA, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC's passive ownership in VUE. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

        Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures, investments to fund HSN International unconsolidated operations and preferred dividends paid. Free Cash Flow includes cash dividends received and tax related payments with respect to the VUE securities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational.

        Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account treasury stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

        We endeavor to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence, GAAP financial statements, and detailed descriptions of the reconciling items and adjustments, including quantifying such items, to derive the non-GAAP measures.

Pro Forma Results

        We have presented Operating Income before Amortization, Adjusted Net Income and Adjusted EPS pro forma for several significant transactions, as if these transactions had been completed as of January 1, 2002: the Vivendi transaction and the Ticketmaster, Hotels.com and Expedia mergers. IAC has changed significantly in recent years: first transitioning from a media company to an interactive commerce company, then also into an operating company. We believe that the pro forma results provide investors with better comparisons to prior periods, as well as a better view of ongoing operations and what the company will look like now that these transactions have been consummated.

        We will only pro forma results if we view a particular transaction as significant in size or transformational in nature. As such, our results are not pro forma for certain smaller transactions such as the acquisitions of TV Travel Group, Interval and EPI. We also have not presented the LendingTree transaction on a pro forma basis.

One-Time Items

        We only exclude as non-recurring items those that are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, per recently released SEC rules. We have revised our 2002 non-GAAP measures to include certain items that were previously excluded as a result of the new SEC guidance. Actual results include one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

        Amortization of non-cash compensation expense consists of restricted stock and options expense, which relates mostly to unvested options assumed by IAC in the Ticketmaster, Hotels.com and Expedia mergers. We view this expense as part of transaction costs, which are not paid in cash, and we include the related shares in our fully diluted shares outstanding. Non-cash compensation also includes the expense associated with IAC's RSU program. We view the true cost of these RSUs as the dilution to our share base, and as such all RSUs are included in our shares outstanding for Adjusted EPS purposes.

        Amortization of non-cash distribution and marketing expense consists mainly of Hotels.com performance warrants issued to obtain distribution and non-cash advertising secured from Universal Television as part of the Vivendi transaction. The Hotels.com warrants were principally issued as part of its initial public offering, and we do not anticipate replicating these arrangements. The warrants are in the money and, to the extent the performance criteria are met, are included in our shares outstanding for Adjusted EPS purposes. The non-cash advertising from Universal is primarily for the benefit of Expedia, which runs television advertising primarily on the USA and Sci Fi cable channels without any cash cost. We do not expect to replace this non-cash marketing with an equivalent cash expense after it runs out in 2007, nor would IAC incur such amounts absent the advertising received in the Vivendi transaction.

        Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs and will not be replaced with cash costs when the intangibles are fully amortized.

        Equity gains/losses from IAC's 5.44% common interest in VUE is excluded from Adjusted Net Income and Adjusted EPS because IAC has no operating control over VUE, has no way to forecast this business, and does not consider the results of VUE in evaluating IAC's performance.

Free Cash Flow

        IAC has significant positive working capital balances that benefit Free Cash Flow and are largely due to deferred merchant bookings and deferred revenue related to the merchant lodging business at Expedia and Hotels.com, respectively. Of the $486 million increase in working capital year-to-date, $211 million was related to deferred merchant bookings and deferred revenue at IAC Travel. In our merchant lodging business, cash is collected in advance of stay, and revenue is recognized at the date of travel, after which hotel suppliers invoice Expedia and Hotels.com. Working capital consists of cash deposits from customers, net of revenue recognized as a result of a customer stay, plus the increase in payables to hotel suppliers net of cash paid out in the period.

        These balances are comparable to payable and receivable balances in any other company, except that the benefit, or "float", that we get is inherent in our business model. It represents the real cash earning power of our company, and is reflected in increased working capital purely because we recognize revenue at the customer stay date rather than at the booking date. It is similar to any other cash inflow in the normal course of business and we view this as permanent cash that we can put to work. As long as the merchant lodging businesses continue to grow positively, as they have historically, and our business model does not change, we expect that the change in working capital will continue to be positive. All other conditions remaining the same, if the dollar growth in revenue from our merchant hotel businesses decreases from year to year, then the change in working capital, while still positive, will decrease from year to year, which will adversely affect free cash flow in comparison to the prior year. If the businesses were to decline or if the model otherwise changed, it would negatively impact working capital and we would communicate this to investors.

        We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying "multiples" to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost important to maximize cash—but our primary valuation metrics are OIBA and Adjusted EPS. In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

Conference Call

        IAC will audiocast its conference call with investors and analysts discussing the company's third quarter financial results and certain forward-looking information on Wednesday, November 5, 2003, at 11:00 a.m. Eastern Time (ET). The live audiocast is open to the public at www.iac.com/investor_relations.

Investor Day

        IAC's 2003 Investor Day will be held in New York City on November 11th, 2003. The event will be available to the public via webcast on our website at www.iac.com/investor_relations. Please contact IAC Investor Relations at ir@iac.com, or (212) 314-7400 for further information.

Additional Information And Where To Find It

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995

        This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to IAC's anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words "believes," "could," "expects," "anticipates," "estimates," "intends," "plans," "projects," "seeks," or similar expressions. These forward-looking statements are necessarily estimates reflecting the best judgment of IAC's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions that could have a material adverse effect on IAC's business, financial condition or results of operations. You should understand that the following important factors could affect IAC's future results and could cause those results to differ materially from those expressed in the forward-looking statements: (1) the risk that IAC's businesses will not be integrated successfully; (2) material adverse changes in economic conditions generally or in such conditions affecting IAC's markets or industries; (3) future regulatory and legislative actions and conditions affecting IAC's operating areas; (4) competition from others; (5) successful integration of our businesses' management structures; (6) product demand and market acceptance; (7) the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; (8) the ability to maintain the integrity of IAC's systems and infrastructure; (9) the ability to expand into and successfully operate in foreign markets; (10) obtaining and retaining skilled workers and key executives, (11) acts of terrorism; and (12) war or political instability. In addition, investors should consider the other information contained in or incorporated by reference into IAC's filings with the U.S. Securities and Exchange Commission (the "SEC"), including its Annual Report on Form 10-K for the fiscal year ended 2002, especially in the Risk Factors and the Management's

Discussion and Analysis sections, and its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on IAC's future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release.

        IAC is not under any obligation and does not intend, except as specifically stated, to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

About IAC/InterActiveCorp

        IAC/InterActiveCorp (Nasdaq: IACI) consists of IAC Travel, a division of the company that encompasses Expedia, Inc., which oversees Interval International, TV Travel Shop, Hotels.com, and Hotwire.com. The other operating businesses of IAC are: HSN; Ticketmaster, which oversees Evite and ReserveAmerica; Match.com, which oversees uDate.com; Entertainment Publications; Citysearch; Precision Response Corporation; and LendingTree. The goal of IAC is to be the world's largest and most profitable interactive commerce company by pursuing a multi-brand strategy.

Contact Us

IAC Investor Relations
Roger Clark / Lauren Rosenfield
(212) 314-7400

IAC Communications
Deborah Roth
(212) 314-7254

InterActiveCorp
152 West 57th Street, 42nd Floor New York, NY 10019 212.314.7300 Fax 212.314.7309 www.iac.com

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  EXHIBIT 99.1
IAC REPORTS Q3 2003 RESULTS
SEGMENT RESULTS
CERTAIN CHARGES IN Q3 2003 AND Q3 2002
LIQUIDITY AND CAPITAL RESOURCES
DILUTIVE SECURITIES
DISCUSSION OF FINANCIAL AND OPERATING RESULTS
SEGMENT OPERATING METRICS
GAAP FINANCIAL STATEMENTS